Exhibit 10.18

PNB FINANCIAL BANK

SUPPLEMENTAL EXECUTIVE

PENSION PLAN

As Amended and Restated

Effective January 1, 2008

PREAMBLE

PNB Financial Bank (f/k/a The Plains National Bank of Lubbock) (“Bank”) adopted and established the Plains National Bank of Lubbock Supplemental Executive Pension Plan, effective as of January 1, 1993 (“Plan”); the Plan was amended and restated effective January 1, 2001.

By this instrument the Bank desires to amend and restate the Plan to reflect certain administrative and design changes to the Plan. Except as otherwise provided herein or required by law, the Plan, as amended and restated herein, shall be effective January 1, 2008.

The purpose of this Plan is to provide, in accordance with its provisions, a defined benefit pension plan providing retirement and other related benefits for those Employees of the Employer who are eligible to participate hereunder.

The Plan has been created with the intent that it be a supplemental executive retirement plan, which is unfunded and maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, in recognition of the fact that under applicable pension laws, such Employee’s benefits under qualified plans are limited, primarily by reason of limitations on the amount of their compensation which can be considered in providing their benefits, and secondarily by certain overall limitations on the amount of benefits which can be provided, each of which causes or contributes to the fact that the retirement plan does not offer the Employee the appropriate level of replacement compensation at his retirement age. This Plan is not intended to qualify under Section 401 of the Internal Revenue Code. It is further intended that the Plan comply only with those provisions, primarily reporting, of the Employee Retirement Income Security Act of 1974 (ERISA) with which plans such as this are required to comply, and all provisions of the Plan should be construed in this context.

Except as expressly provided to the contrary, primarily the requirement that the funds in the Trust established hereunder remain subject to the claims of the creditors of the Bank or the Company as appropriate, as set forth hereafter, this Plan and its accompanying Trust are created exclusively for the benefit of the eligible Employees. All eligible Employees under similar circumstances will be treated alike.

ARTICLE 1

DEFINITIONS

As used in this document, unless otherwise defined or required by the context, the following terms have the meanings set forth in this Article 1. Some of the terms used in this document are not defined in Article 1, but for convenience are defined as they are introduced in the text.

1.01	Accumulated Employer Contribution

The Accumulated Employer Contribution at each time of reference shall be equal to the sum of (i) the total amount in the Participant’s Profit Sharing Account in the Profit Sharing Plan for Employees of the Plains National Bank of Lubbock and Affiliates (as amended and restated effective January 1, 1992) and/or the Plains Capital Corporation Profit Sharing and 401(k) Plan (effective April 1, 2001) (collectively, the “Profit Sharing Plan”) as of the most recent valuation date, and (ii) the total of the amount in the Participant’s Employer Matching Account under the Profit Sharing Plan as of the most recent valuation date, or if greater, the amount of matching contributions that would have been allocated to the Participant if he had, for each year of eligibility for Code Section 401(k) contributions under the Profit Sharing Plan, elected the maximum 401(k) contribution allowed by law.

1.02	Accrued Benefit

Subject to the provisions of Article 3, the Accrued Benefit for each Participant is equal to the cash lump sum amount that is the Actuarial Equivalent of his Normal Retirement Benefit or Late Retirement Benefit, as applicable.

1.03	Actuarial Equivalent

Actuarial Equivalent means a form of benefit differing in time or period from the Normal Retirement Benefit payable at Normal Retirement Date, but having the same value when computed based upon the following interest and mortality assumptions:

Interest: 6% per annum, compounded annually

Mortality:

Pre-retirement – None assumed

Post-retirement – 1983 Individual Annuity Valuation Table for Males

1.04	Average Annual Compensation

A Participant’s Average Annual Compensation, as of a given date, is determined by dividing the total Compensation he received during the three (3) consecutive calendar years during the last nine (9) calendar years for which his Compensation was highest by three (3).

1.05	Bank

The Bank is PNB Financial Bank.

1.06	Cause

A Termination of Employment for Cause shall mean that, prior to any Termination of Employment for Cause, the Participant shall have committed or caused:

(a) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Employer;

(b) intentional wrongful damage to property of the Employer;

(c) intentional wrongful disclosure of trade secrets or confidential information of the Employer;

(d) intentional breach of fiduciary duty involving personal profit; or

(e) intentional action or inaction which causes material economic harm to the Employer;

provided, however, that none of the actions described in clauses (a) through (e) above shall constitute grounds for a “Cause” termination unless any such act or actions shall have been determined by the Board of Directors of the Employer (the “Board”) to have been harmful to the Employer. For the purposes of this Plan, no act or failure to act on the part of the Participant shall be deemed “intentional” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer.

Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Directors then in office at a meeting of the Directors called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his counsel, to be heard before the Directors), finding that in the good faith opinion of the Directors, the Participant had committed an act set forth above in this Section 1.06 and specifying the particulars thereof in detail.

1.07	Change of Control

A Change of Control shall mean and shall be deemed to have occurred for purposes of this Plan if and when any of the following occur:

(a)	The Company is merged, or consolidated or reorganized into or with another corporation or other legal person and, as a result of such merger, consolidation or reorganization, less than fifty-one percent (51%) of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company, as the case may be, immediately prior to such transaction;

(b)	The Company sells all or substantially all of its assets to any other corporation or other legal person, with the exception that it will not be deemed to be a Change of Control if the Company sells assets to an entity that, immediately prior to such sale, held fifty-one percent (51%) of the combined voting power of the then-outstanding voting securities in common with the Company, as the case may be; or

(c)	During any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3) of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period.

1.08	Code and ERISA

Code means the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations issued thereunder.

ERISA means Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and all regulations issued thereunder.

1.09	Company

The Company is Plains Capital Corporation.

1.10	Compensation

Except where otherwise specifically provided in this Plan, Compensation means regular base salary paid to a Participant by the Employer, excluding bonuses, extraordinary or non-cash payments, but including amounts contributed by the Employer on behalf of any Employee which are not includable in the gross income of the Employee due to Code Section 125, 402(e)(3), or 402(h).

1.11	Day of Service

A Participant will be credited with a Day of Service for each day beginning on his Entry Date, and ending on the date of his Termination of Employment.

1.12	“Disability,” “Disabled” and similar references shall mean a Participant’s present incapacity, resulting from an injury or illness (either mental or physical) which, in the reasonable opinion of the Plan Administrator, based on such medical evidence as it shall deem necessary, will result in death or can be expected to continue for a period of at least twelve (12) months and will prevent the Participant from performing either the normal services required of the Participant by the Employer or any other kind of substantial gainful work appropriate for his age, education, and work experience; provided, however, that such Disability did not result, in whole or in part: (i) from chronic alcoholism; (ii) from addiction to narcotics; (iii) from a felonious undertaking; (iv) from military service; or (v) from an intentional self-inflicted wound.

1.13	Effective Date

The Effective Date of this amended and restated Plan is January 1, 2008, except where otherwise expressly provided herein.

1.14	Employee

An Employee is any person employed by the Employer.

1.15	Employer

The Employer is PNB Financial Bank or any Affiliated Company which adopts the Plan pursuant to Section 8.09 hereof. For purposes of this Section 1.15, the term “Affiliated Company” shall mean any of the following: (i) a member of a controlled group of corporations of which an Employer is a member; (ii) an unincorporated trade or business which is under common control with an Employer as determined in accordance with Code Section 414(c) and regulations issued thereunder; (iii) a member of an “affiliated service group” as determined in accordance with Code Section 414(m) and regulations issued thereunder, of which an Employer is a member; or (iv) any other entity which is required to be aggregated with an Employer in accordance with Code Section 414(o) and the regulations issued thereunder. Subject to Code Section 415(h), a “controlled group of corporations” shall mean a controlled group of corporations as defined in Code Section 414(b).

1.16	Entry Date

Entry Date means the date set forth on Schedule A as of which an Employee becomes a Participant hereunder.

1.17	Leave of Absence

An authorized Leave of Absence means a period of time of one year or less granted to an Employee by the Employer due to illness, injury, temporary reduction in work force, or other appropriate cause or due to military service during which the Employee’s reemployment rights are protected by law, provided the Employee returns to the service of the Employer on or before the expiration of such leave, or in the case of military service, within the time his reemployment rights are so protected or within 60 days of his discharge from military service if no federal law is applicable. All authorized Leaves of Absence are granted or denied by the Employer in its sole discretion.

If the Participant does not return to active service with the Employer on or prior to the expiration of his authorized Leave of Absence he will be considered to have a Termination of Employment as of the earlier of the date on which his authorized Leave of Absence expired, the first anniversary of the last date he worked at least one hour as an Active Participant, or the date on which he resigned or was discharged.

1.18	Normal Retirement Age

A Participant’s Normal Retirement Age is 65.

1.19	Normal Retirement Date

A Participant’s Normal Retirement Date is the date on which the Participant attains Normal Retirement Age.

1.20	Participant

The term Participant means an Employee (or former Employee who is entitled to benefits hereunder) who is shown on Schedule A attached hereto.

(a)	Active Participant means a Participant who is currently an Employee.

(b)	Disabled Participant means a Participant who has experienced a Termination of Employment with the Employer because of becoming Disabled, and who continues to be Disabled at the time of reference.

(c)	Retired Participant means a Participant who has experienced a Termination of Employment with the Employer.

1.21	Plan

The term Plan means the PNB Financial Bank Supplemental Executive Pension Plan.

1.22	Plan Administrator

The Plan Administrator is described in Article 8.

1.23	Plan Year

The Plan Year is the calendar year.

1.24	Qualified Plan Offset

Qualified Plan Offset shall mean an amount determined on any date of reference which is the Actuarial Equivalent of the Participant’s Accumulated Employer Contributions at the time of reference, as if payable in this form of an annuity for the life of the Participant. The Actuarial Equivalent of the Accumulated Employer Contributions shall be the amount determined in (3) of this Section 1.24, calculated as follows:

(1)	Determine the amount of the Accumulated Employer Contributions as of the date of calculation.

(2)	Credit interest to such amount at the interest rate currently being used to determine Actuarial Equivalence, compounded annually, from the date of determination to the Participant’s Normal Retirement Age.

(3)	The amount determined under (2) shall be converted to an Actuarially Equivalent annual life annuity with respect to the Participant, which shall be the Qualified Plan Offset.

1.25	Quarter

The Quarter means calendar quarter.

1.26	Social Security Offset

The Social Security Offset shall mean the maximum benefit (annualized) to which the Participant would be entitled under the Social Security Act as in effect on the date of reference, if (i) he continued to be employed by the Employer, at his current rate of Compensation, until he attained his Social Security Retirement Age, (ii) retired on that date, (iii) was unmarried on that date, and (iv) commenced to receive the maximum retirement benefit to which he would be entitled, and (v) there were no intervening changes in the Social Security Act as in effect on the date of reference. For purposes of this Section 1.26, a Participant’s “Social Security Retirement Age shall mean age 65 for Participants born before January 1, 1938, age 66 for Participants born before January 1, 1955, and age 67 for Participants born after 1954, and such later ages, if any, as may be provided under the Social Security Act as amended after the Effective Date of this Plan.

1.27	Termination of Employment

Termination of Employment shall mean a “separation from service” as such term is defined in the regulations issued under Section 409A of the Code.

1.28	Trustee

The Trustee is The PNB Financial Trust or any successor Trustee of the Trust associated with this Plan.

1.29	Trust or Trusts

The Trust shall mean the Trust under the PNB Financial Bank Supplemental Executive Pension Plan.

1.30	Written Resolution

The terms Written Resolution and Written Consent are used interchangeably and reflect decisions, authorizations, etc. by the Employer.

1.31	Year of Benefit Service

A Participant’s Years of Benefit Service shall be the quotient of (i) his Days of Service while an Active Participant, divided by (ii) 365, plus (except with respect to completing the first Year of Benefit Service) an additional Year of Benefit Service where the amount left over from the above division is 183 or more Days of Service.

ARTICLE 2

PARTICIPATION

Each Participant will commence participation hereunder, and become an Active Participant, on his Entry Date. An Employee will remain an Active Participant during his period of employment, and will remain a Retired Participant until payment of his Accrued Benefit if his Termination of Employment occurs after completing at least one Year of Benefit Service.

ARTICLE 3

RETIREMENT BENEFITS

3.01	Normal Retirement

When an Active Participant reaches his Normal Retirement Date, he may elect to retire and, subject to Section 3.02, following such Termination of Employment, he will receive the Normal Retirement Benefit to which he is entitled hereunder on the first day of the Quarter following his Normal Retirement Date. The form of benefit payment will be governed by the provisions of Section 3.04.

(a)	Normal Retirement Benefit

A Participant’s Normal Retirement Benefit is the annual pension benefit commencing on his Normal Retirement Date payable as provided under Section 3.04, subject to Section 6.02, in an amount equal to one of the following:

(i)	for Participants who participated in the Plan prior to January 1, 2001, the greater of:

(1)	(A) minus (B) times (C), where:

(A)	is 60% of his Average Annual Compensation.

(B)	is the sum of his Social Security Offset and his Qualified Plan Offset.

(C)	is a fraction whose numerator is the Participant’s completed Years of Benefit Service as of the date of determination and whose denominator is the lesser of (i) the maximum Years of Benefit Service he could have completed if he remained continuously employed as an Employee from his Entry Date to his Normal Retirement Age, and (ii) 15; or

(2)	(A) times (B), where:

(A)	is 2% of his Average Annual Compensation.

(B)	is the Participant’s completed Years of Benefit Service as of the date of determination, not to exceed 15; or

(ii)	for Participants whose participation in the Plan began on or after January 1, 2001, (A) times (B), where:

(A)	is 2% of his Average Annual Compensation.

(B)	is the Participant’s completed Years of Benefit Service as of the date of determination, not to exceed 15; or

(b)	Change of Control Benefit

Notwithstanding Section 3.01(a) above, if a Participant has a Termination of Employment within the twenty-four (24) months immediately following, or the six (6) months immediately preceding, a Change of Control of the Employer, he shall be credited with five (5) additional Years of Benefit Service, provided, that, his Years of Benefit Service shall not exceed twenty (20) Years of Benefit Service, and his Normal Retirement Benefit shall be calculated under Section 3.01(a) above. In the event that (i) a Participant has a Termination of Employment, (ii) begins receiving his Normal Retirement Benefit, and (iii) within six (6) months of such Termination of Employment, a Change of Control occurs, the Participant’s Normal Retirement Benefit shall be recalculated to reflect five (5) additional Years of Benefit Service as of his date of Termination of Employment, and such incremental increase in his Normal Retirement Benefit shall be paid pro-rata with each remaining installment payment, or if the Participant had received a lump sum distribution upon his Termination of Employment, he shall receive an additional lump sum distribution within ten (10) days of the Change of Control, equal to the incremental increase in his Normal Retirement Benefit due to the five (5) additional Years of Benefit Service.

3.02	Late Retirement

If a Participant continues as an Employee after his Normal Retirement Date, payment of his benefit will be withheld until his “Late Retirement Date”, which is the date the Participant has a Termination of Employment by reason of retirement later than his Normal Retirement Date.

A Participant will receive the Late Retirement Benefit to which he is entitled hereunder on the first day of the Quarter following his Late Retirement Date. A Participant’s Late Retirement Benefit will be equal to the greater of the following:

•	the Actuarial Equivalent of his Normal Retirement Benefit at his Normal Retirement Date, determined as of his Late Retirement Date, or

•	the life annuity amount which is based on the Normal Retirement Benefit formula using his Years of Benefit Service and Average Annual Compensation through his Late Retirement Date.

3.03	Miscellaneous

Any changes in the Social Security Act after the date of a Participant’s Termination of Employment will not affect his benefit under this Plan.

3.04	Form of Benefit Payment

The Plan Administrator will direct the payment of any benefit provided under this Plan upon the event giving rise to such benefit within the time prescribed by this Article. The Accrued Benefit shall be paid, in accordance with the terms of this

Plan, in twelve (12) approximately equal installments (without interest) paid monthly. However, with respect to a Participant who had attained age 60 on or before December 31, 2009, such Participant shall receive, in accordance with the terms of this Plan, his Accrued Benefit in a single lump sum payment. Notwithstanding the foregoing, the Accrued Benefit of a Participant who shall receive his Accrued Benefit in installments shall remain subject to the forfeiture conditions under Section 6.02 hereof.

The amendment to the time and form of payment in this Section 3.04 is being made in accordance with the transition relief regarding changing the time and form of payment on or before December 31, 2008, provided for in the interim guidance issued under Code Section 409A and shall be interpreted to comply with such guidance. Notwithstanding the foregoing and to the extent necessary to comply with Code Section 409A, in the event that a Participant becomes entitled to a payment of his Accrued Benefit in 2008, and as a result of this amended and restated Plan, the payment would be deferred beyond 2008, such payment of the Accrued Benefit shall, notwithstanding anything to the contrary contained in this Section 3.04, be paid in a lump sum in 2008.

ARTICLE 4

DEATH BENEFIT

In the event of the death of a Participant while an Active Participant, the Participant’s spouse shall be entitled to a death benefit equal to fifty percent (50%) of the Participant’s Accrued Benefit (determined as if such Participant died on his 65th birthday, but based on the Participant’s actual Years of Benefit Service) payable in a single lump sum on the first day of the Quarter following the Active Participant’s death. If the Participant has no surviving spouse at the time of his death, or if the Participant is not an Active Participant at the time of his death, no death benefit is payable.

ARTICLE 5

TERMINATION OF EMPLOYMENT

5.01	Termination of Employment

If the Participant has a Termination of Employment for any reason other than death or Disability, the Participant will receive payment of his Accrued Benefit on the first day of the Quarter following such Termination of Employment. For purposes of this Section 5.01, the Participant’s Accrued Benefit shall be a cash lump sum amount which is the Actuarial Equivalent of his Normal Retirement Benefit determined as of the Termination of Employment, and reduced to reflect payment prior to the Participant’s Normal Retirement Date. Notwithstanding the foregoing, if the Participant’s Termination of Employment is for Cause, the Participant shall forfeit all rights to receive payment of his Accrued Benefit.

5.02	Disability Payment

If the Participant’s Termination of Employment with the Employer is by reason of Disability, he will be a Disabled Participant and, as such, upon such Termination of Employment, he will be entitled to receive an Accrued Benefit of a cash lump sum amount which is the Actuarial Equivalent of his Normal Retirement Benefit (determined as if he were age 65 upon such Termination of Employment, but based on the Disabled Participant’s actual Years of Benefit Service).

A Disabled Participant may at any time be required by the Plan Administrator to submit to a physical examination by a physician selected by the Plan Administrator and may be required to submit to periodic re-examinations.

The Plan Administrator, on the basis of medical evidence, shall be the sole and final judge of the Participant’s status as a Disabled Participant, and may change his determination based on updated medical evidence. If the status of a Disabled Participant’s Disability is changed and the Disabled Participant once again becomes reemployed by the Employer, the Employer may reinstate him as an Active Participant; if a Disabled Participant is reinstated, such Participant’s Accrued Benefit will be reduced by an amount equal to the present value of the Accrued Benefit which was previously distributed, determined at the time of later payment of his Accrued Benefit.

5.03	Reemployment

If a Participant who has a Termination of Employment is later reemployed, the Employer may reinstate him as an Active Participant; if a terminated Participant is reinstated, such Participant’s Accrued Benefit will be reduced by an amount equal to the present value of the Accrued Benefit which was previously distributed, determined at the time of later payment of his Accrued Benefit.

ARTICLE 6

SPECIAL TERMINATION OF BENEFITS

The Participant, by accepting the benefits under this Plan, acknowledges and agrees with all of the provisions of this Article 6.

6.01	Description of Employer Interests

The Participant acknowledges and agrees, without limitation, that:

(a)	the Employer has, over the years, developed significant relationships and goodwill between the Employer, its suppliers and its customers by providing superior products and service, and that these relationships and goodwill are a valuable asset belonging solely to the Employer, and

(b)	as an employee and representative of the Employer, the Participant will be responsible for building and maintaining business relationships and goodwill with current and future customers and suppliers of the Employer on a personal level, and that this responsibility creates a special relationship of trust and confidence between the Employer, the Participant and the customers and suppliers, and

(c)	this relationship of trust and confidence between the Employer, the Participant and the customers and suppliers creates a high risk and opportunity for the Participant to misappropriate the relationship, confidential information which will be provided to Participant, and goodwill existing between the Employer and its customers and suppliers, and

(d)	the Employer will make a significant investment in the future success of the Participant by providing the Participant with the following valuable assets: (i) confidential information concerning the Employer’s unique processes, techniques and equipment; and (ii) confidential trade secret and proprietary information relating to the identity and special needs of the Employer’s current and prospective customers, the Employer’s current and prospective products and inventories, the Employer’s business projections and market studies, the Employer’s business plans and strategies, the Employer’s pricing studies and price lists, and information concerning special products, processes and services unique to the Employer and its suppliers (collectively, “Trade Secrets”), and this investment has substantial and significant value, and the Employer has a legitimate interest in protecting future misappropriation of such Trade Secrets by Participant.

6.02	Participant’s Obligations Under the Plan

In consideration for the payment of benefits under the Plan and the goodwill, confidential information, and trade secrets as set forth in Section 6.01, Participant acknowledges and agrees that he will maintain the confidentiality of all such confidential information provided and use such information solely for the benefit of the Employer and further agrees for a period of twelve (12) months following the Termination of Employment with the Employer, for whatever reason, the Participant will not:

(a)	disclose confidential information or trade secrets to any person who is not a current employee of the Employer or use such information or trade secrets, at any time prior to, or subsequent to, the termination of this Plan without the express, written consent of the Employer, or

(b)	solicit, contact, communicate with any person, company or business that was a customer or prospective customer of the Employer, and that the Participant personally solicited, contacted, communicated with or accepted business from while he was an employee of the Employer at any time during the twelve (12) months preceding his Termination of Employment, for the purpose of distributing, marketing or selling any product or service or the equivalent of any product or service developed, produced, distributed, marketed or sold by the Employer, or

(c)	engage in competition with the Employer, including working for any company or business as an agent, consultant, partner, employee, officer, shareholder or independent contractor, or soliciting orders for or selling any product or service or the equivalent of any product or service developed, produced, marketed or sold by the Employer, anywhere within the State of Texas, or

(d)	recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of the Employer, nor shall the Participant contact or communicate with any other employees of the Employer for the purpose of inducing other employees to terminate their employment with the Employer. For purposes of this covenant, “other employees” shall refer to employees who are still actively employed by, or doing business with, the Employer at the time of the attempted recruiting or hiring, and that in the event the Participant fails to comply with the requirements set forth in this Section 6.02(a) through (d), that Participant shall be deemed to be in breach of the terms of the Plan and shall not be entitled to receive any benefits of any kind or amount under this Plan, including without limitation the right to receive unpaid Accrued Benefits.

The Participant further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by this Article 6 are reasonable and acceptable to the Participant, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Employer.

ARTICLE 7

MISCELLANEOUS

7.01	Employment Rights of Parties Not Restricted

The adoption and maintenance of this Plan will not be deemed a contract of continued employment between the Employer and any Employee or Participant. Nothing in this Plan will give any Employee or Participant the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any Employee or Participant at any time, nor will it give the Employer the right to require any Employee or Participant to remain in its employ, or to interfere with any Employee’s or Participant’s rights to terminate his employment at any time.

7.02	Alienation

No person entitled to any benefit under this Plan will have any right to sell, assign, transfer, hypothecate, encumber, commute, pledge, anticipate or otherwise dispose of his interest in the benefit, and any attempt to do so will be void. No benefit under this Plan will be subject to any legal process, levy, execution, attachment or garnishment for the payment of any claim against such person.

7.03	Construction

To the extent not preempted by ERISA, this Plan will be construed according to the laws of Texas. Words used in the singular will include the plural, the masculine gender will include the feminine, and vice versa, whenever appropriate.

7.04	Named Fiduciaries

(a)	Allocation of Functions

The authority to control and manage the operation and administration of the Plan and Trust created by this instrument will be allocated between the Employer, the Trustee, and the Plan Administrator. The Employer reserves the right to allocate the various responsibilities for the present execution of the functions of the Plan, other than the Trustee’s responsibilities. Any person or group of persons may serve in more than one fiduciary capacity with regard to the Plan.

(b)	Responsibilities of the Employer

The Employer, will have only the following authority and responsibility:

•	To appoint or remove the Plan Administrator and furnish the Trustee with certified copies of any resolutions of the Employer with regard thereto;

•	To appoint and remove the Trustee;

•	To appoint a successor Trustee or additional Trustees;

•	To communicate information to the Plan Administrator and the Trustee as needed for the proper performance of the duties of each; and

•

To appoint an investment manager (or to refrain from such appointment), to monitor the performance of the investment manager so appointed, and to terminate such appointment (more than one investment manager may be appointed and in office at any time).

(c)	Limitation on Obligations of Plan Administrator and Employer

Neither the Plan Administrator nor the Employer will have authority or responsibility to deal with matters other than as delegated to it under this Plan or by operation of law. Neither will in any event be liable for breach of responsibility or obligation by the other or any third party if the responsibility or authority of the act or omission deemed to be a breach was not within the scope of their authority or delegated responsibility.

7.05	Employer Contributions

The Employers will make contributions to the rabbi trust associated with the Plan, if any, at their sole discretion.

ARTICLE 8

ADMINISTRATION

8.01	Plan Administrator

The Plan Administrator will have the responsibility for the general supervision and administration of the Plan. The Bank may, by written resolution, appoint one or more individuals to serve as Plan Administrator. If the Bank does not appoint an individual or individuals as Plan Administrator, the Bank will function as Plan Administrator. The Bank may at any time, with or without cause, remove an individual as Plan Administrator or substitute another individual therefor.

8.02	Powers and Duties of the Plan Administrator

The Plan Administrator will be charged with and will have delegated to it the power, duty, authority and discretion to interpret and construe the provisions of this Plan, to determine its meaning and intent and to make application thereof to the facts of any individual case; to determine in its discretion the rights and benefits of Participants or the eligibility of Employees; to give necessary instructions and directions to the Trustee as herein provided or as may be requested by the Trustee from time to time; and to generally direct the administration of the Plan according to its terms. All decisions of the Plan Administrator in matters properly coming before it according to the terms of this Plan, and all actions taken by the Plan Administrator in the proper exercise of its administrative powers, duties and responsibilities, will be final and binding upon all Employees, Participants and upon any person having or claiming any rights or interest in this Plan. The Employer and the Plan Administrator will make and receive any reports and information, and retain any records necessary or appropriate to the administration of this Plan or to the performance of duties hereunder or to satisfy any requirements imposed by law. In the performance of its duties, the Plan Administrator will be entitled to rely on information duly furnished by any Employee, Participant, the Employer or Trustee.

8.03	Actions of the Plan Administrator

The Plan Administrator may adopt such rules as it deems necessary, desirable or appropriate with respect to the conduct of its affairs and the administration of the Plan. Whenever any action to be taken in accordance with the terms of the Plan requires the consent or approval of the Plan Administrator, or whenever an interpretation is to be made of the terms of the Plan, the Plan Administrator will act in a uniform and nondiscriminatory manner, treating all Employees and Participants in similar circumstances in a like manner. If the Plan Administrator is a group of individuals, all of its decisions will be made by a majority vote. The Plan Administrator will have the authority to employ one or more persons to render advice or services with regard to the responsibilities of the Plan Administrator, including but not limited to attorneys, actuaries, and accountants. Any persons employed to render advice or services will have no fiduciary responsibility for any ministerial functions performed with respect to this Plan.

8.04	Reliance on Plan Administrator and Employer

Until the Employer gives notice to the contrary, the Trustee and any persons employed to render advice or services will be entitled to rely on the designation of Plan Administrator that has been furnished to them. In addition, the Trustee and any persons employed to render advice or services will be fully protected in acting upon the written directions and instructions of the Plan Administrator made in accordance with the terms of this Plan. If the Plan Administrator is a group of individuals, unless otherwise specified, any one of such individuals will be authorized to sign documents on behalf of the Plan Administrator and such authorized signatures will be recognized by all person dealing with the Plan Administrator. The Trustee and any persons employed to render advice or services may take cognizance of any rules established by the Plan Administrator and rely upon them until notified to the contrary. The Trustee and any persons employed to render advice or services will be fully protected in taking any action upon any paper or document believed to be genuine and to have been properly signed and presented by the Plan Administrator, Employer or any agent of the Plan Administrator acting on behalf of the Plan Administrator.

8.05	Reports to Participants

The Plan Administrator will report in writing to a Participant his Accrued Benefit under the Plan when the Participant has a Termination of Employment or requests such a report (no more than once a year) in writing from the Plan Administrator.

8.06	Compensation of Plan Administrator

The compensation of the Plan Administrator will be left to the discretion of the Employer. All reasonable and necessary expenses incurred by the Plan Administrator in supervising and administering the Plan will be paid from the Plan assets by the Trustee at the direction of the Plan Administrator to the extent not paid by the Employer.

8.07	Claims Procedure

The Plan Administrator will make all determinations as to the rights of any Employee, Participant, or other person under the terms of this Plan. Any Employee, Participant, or person claiming under them, may make claim for benefit under this Plan by filing written notice with the Plan Administrator setting forth the substance of the claim. If a claim is wholly or partially denied, the claimant will have the opportunity to appeal the denial upon filing with the Plan Administrator a written request for review within 60 days after receipt of notice of denial. In making an appeal the claimant may examine pertinent Plan documents and may submit issues and comments in writing. Denial of a claim or a decision on review will be made in writing by the Plan Administrator delivered to the claimant within 60 days after receipt of the claim or request for review, unless special circumstances require an extension of time for processing the claim or review, in which event the Plan Administrator’s decision must be made as soon as possible thereafter but not beyond an additional 60 days. If no action on an initial claim is taken within 120 days, the claims will be deemed denied for purposes of permitting the claimant to proceed to the review stage. The denial of a claim or the decision on review will specify the reasons for the denial or decision and will make reference to the pertinent Plan provisions upon which the denial or decision is based. The denial of a claim will also include a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the claim review procedure herein described. The Plan Administrator will serve as an agent for service of legal process with respect to the Plan unless the Employer, through written resolution, appoints another agent.

If a Participant is entitled to a distribution from the Plan, the Participant will be responsible for providing the Plan Administrator with his current address. If the Plan Administrator notifies the Participant by registered mail (return receipt requested) at his last known address that he is entitled to a distribution and also notifies him of the provisions of this paragraph, and the Participant fails to claim his benefits under the Plan or provide his current address to the Plan Administrator within one year after such notification, the distributable amount will be forfeited and used to reduce the cost of the Plan. If the Participant is subsequently located, such benefit will be restored. If this Plan is terminated in accordance with Section 9.01, then any unrestored benefits which were previously forfeited in accordance with this paragraph will be restored prior to the application of Section 9.02.

8.08	Liability of Plan Administrator

Except for a breach of responsibility due to gross negligence or willful misconduct, the Plan Administrator will not incur any individual liability for any decision, act, or failure to act hereunder. The Plan Administrator may engage agents to assist it and may engage legal counsel who may be counsel for the Employer. The Plan Administrator will not be responsible for any action taken or omitted to be taken on the advice of counsel.

8.09	Adoption of Plan by Affiliated Company

Any Affiliated Company, as defined in Section 1.15 hereof, whether or not presently existing, may adopt this Plan, effective as of the date indicated in the instrument of adoption, if: (i) its application is made in writing to the Board; (ii) such application is accepted in writing by the Board; and (iii) such Affiliated Company executes an instrument in writing duly authorized by it adopting this Plan and delivers a copy thereof to the Plan Administrator, and to the Board. The provisions of this Plan shall apply to each Employer severally, except as otherwise specifically provided herein or in such Employer’s instrument of adoption.

(a)	Rights and Obligations of the Bank and the Employers

Throughout this instrument and the accompany Trust, a distinction is purposely drawn between rights and obligations of the Bank and rights and obligations of each other Employer. The rights and obligations specified as belonging to the Bank shall belong only to the Bank; provided however, that an Employer may amend the Schedule A of the Plan to add its Employees as Participants under the Plan or to cease the participant in the Plan of any of its Employees. Each Employer shall have the obligation, as hereinafter provided, to make contributions for its own Participants, and no Employer shall have the obligation to make contributions for the Participants of any other Employer. Any failure by an Employer to fulfill its own obligations under this Plan shall have no effect upon any other Employer. An Employer may withdraw from this Plan without affecting any other Employer.

(b)	Withdrawal from Plan

Any Employer may withdraw from the Plan upon giving the Bank at least sixty (60) days notice in writing of its intention to withdraw.

(c)	Expulsion from Plan

The Bank, upon giving any adopting Employer hereunder at least sixty (60) days notice in writing, may cause the adopting Employer to cease participating hereunder.

8.10	Distribution Authority

If any person entitled to receive payment under this Plan is declared incompetent or is under other legal disability, the Plan Administrator may, in its sole discretion, distribute to the legal guardian or, if none, to a responsible adult with whom the person entitled to payment maintains his residence, or withhold distribution of the amount payable until a court of competent jurisdiction determines the rights of the parties thereto or appoints a guardian of the estate of the person entitled to payment.

If there is any dispute, controversy or disagreement between any person and any other person as to who is entitled to receive the benefits payable under this Plan, or if the Plan Administrator is uncertain as to who is entitled to receive benefits, or if the Plan Administrator is unable to locate the person who is entitled to benefits, the Plan Administrator may with acquittance interplead the funds into a court of competent jurisdiction in the judicial district in which the Employer maintains its principal place of business and upon depositing the funds with the clerk of the court, be released from any further responsibility for the payment of the benefits. If it is necessary for the Plan Administrator to retain legal counsel or incur any expense in determining who is entitled to receive the benefits, whether or not it is necessary to institute court action, the Plan Administrator will be entitled to reimbursement from the benefits for the amount of its reasonable costs, expenses and attorneys’ fees incurred.

ARTICLE 9

AMENDMENT OR TERMINATION OF PLAN

9.01	Right of Bank to Amend or Terminate

The Bank reserves the right to alter, amend, revoke or terminate this Plan, including without limitation the right to temporarily or permanently discontinue contributions. No amendment will deprive any Participant of any right nor will it reduce the present value (determined upon an Actuarial Equivalent basis) of any Accrued Benefit to which he is then entitled with respect to Employer contributions previously made, but the Bank will not under any circumstances be required to make further contributions if it has terminated its agreement to make contributions.

9.02	Allocation of Assets Upon Termination of Plan

If this Plan is revoked or terminated (in whole or in part) the rights of each Participant with respect to benefits accrued to the date of revocation or termination will become nonforfeitable (to the extent assets exist in a rabbi trust associated with this Plan, if any). The Employer will then arrange for allocation of all assets among Participants in proportion to the present value of their Accrued Benefits. Distribution shall be made in a lump sum as soon as practicable following Plan revocation or termination, subject to the terms of the Trust.

If the present value of the Accrued Benefits of all Participants does not exceed the assets in the Trust, any residual assets which remain will be returned to the respective Employer.

IN WITNESS WHEREOF, this Plan, as amended and restated, has been executed this 17th day of December, 2008 by PNB Financial Bank.

PNB FINANCIAL BANK

By:	/s/ Alan B. White
Its:	Chairman and CEO